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                       FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                 EMPLOYMENT AGREEMENT


     This Agreement is made as of this 16th day of October, 1997, by and between First Federal Savings Bank of Siouxland (the "Bank"), a federally chartered savings institution, with its principal administrative office at 329 Pierce Street, Sioux City, Iowa 51102 and Steven L. Opsal (the "Employee").

     WHEREAS, Employee is, as of the date hereof, employed as President and Chief Executive Officer of Grinnell Federal Savings Bank, Grinnell, Iowa ("Grinnell"), which institution has entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with the Bank as of the date hereof (all capitalized terms used herein without definition shall be defined as in the Merger Agreement);

     WHEREAS, the Bank wishes to retain the services of Employee as an employee of the Bank following the Effective Time for the period provided in this Agreement; and

     WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis for said period;

     WHEREAS, in consideration of the waiver and relinquishment of any rights of the Employee under that certain employment agreement between the Employee and Grinnell dated January 5, 1994 and subsequently amended and restated on January 19, 1996, including but not limited to rights under Section 8 thereof relating to the change of control of Grinnell, the Bank desires to enter into this Agreement with the Employee;

     WHEREAS, the Bank desires to employ Employee and Employee desires to be employed by the Bank upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES

     As of the Effective Time, the Bank agrees to employ Employee as Executive Vice President of the Bank and President and Chief Executive Officer of Grinnell Federal Savings Bank, a division of First Federal Savings Bank of Siouxland ("Grinnell Federal") and Employee agrees to accept employment by the Bank upon the terms and conditions herein set forth. The Bank further agrees to appoint Employee as a Director of the Bank as of the Effective Time and agrees to nominate Employee for re-election as a Director of the Bank at the next scheduled meeting of shareholders at which Directors are elected, coincident with or immediately following the Effective Time.

2.   TERMS AND DUTIES

     (a) The period of Employee's employment under this Agreement shall begin as of the Effective Time and shall continue for a period of thirty-six (36) full calendar months thereafter subject to earlier termination as provided herein (the "term of employment"). Following the expiration of the thirty-six (36) month term of this Agreement, if not earlier terminated, Employee and the Bank shall enter into a severance agreement with the Bank that is consistent with severance agreements made available to other

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executive officers of the Bank and that provides for a benefit only in the event of a Change in Control (as hereinafter defined).

     (b) During the term of employment, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Employee shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties as Executive Vice President of the Bank and President and Chief Executive Officer of Grinnell Federal and shall have such other powers and duties as the Bank's Chief Executive Officer may prescribe from time to time; provided, however, that, except with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Employee may not serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, present a conflict of interest with the Bank, or may materially affect the performance of Employee's duties pursuant to this Agreement. Nothing in this Section shall be construed as preventing the Employee from serving from time to time on boards, committees, or holding positions of non-profit or governmental organizations, including religious and civic groups, without the need for Board approval.

3.   COMPENSATION AND BENEFITS

          (a) SALARY. The Bank agrees to pay the Employee during the term of employment, not less frequently than on a monthly basis, a minimum annual salary of $110,000 ("Base Salary").

     Adjustments in Base Salary or other compensation shall not limit or reduce any other obligation of the Bank under this Agreement. The Employee's Base Salary in effect from time to time during the term of employment shall not thereafter be reduced.

          (b) EXPENSES. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement, including for the attendance of seminars on topics related to the business of the Bank, in accordance with the policies and procedures applicable to the executive officers of the Bank, PROVIDED THAT the Employee accounts for such expenses as required under such policies and procedures.

          (c) PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Employee shall be entitled, while employed hereunder, to participate in all plans relating to group life and disability insurance, medical and dental coverage, education, or other fringe benefits to the extent to which the Bank's employees participate.

          The Bank further agrees to cause to be awarded to the Employee within sixty (60) days following the Effective Time, Two Thousand (2,000) shares of restricted stock under the Bank's Recognition and Retention Plan and Trust Agreement and Four Thousand (4,000) options under the Bank's 1992 Incentive Stock Option Plan. It is expected that such shares and options will vest in four equal annual installments commencing on the first anniversary of the date of award and continuing each year until all shares and options are fully vested. Said shares and options shall be subject to the terms of the respective plans under which they are granted.

          (d) VACATIONS; LEAVE. The Employee shall be entitled to a minimum of four (4) weeks annual paid vacation in accordance with the policies established by the Bank's Board of Directors. The Employee shall also be entitled to reasonable leave to attend seminars on topics related to the business of the Bank.


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          (e)  ADDITIONAL BENEFITS  From and after the Effective Time and during the term of this Agreement, the Bank shall provide the following additional benefits to the Employee:

                  (1) COUNTRY CLUB MEMBERSHIP The Bank shall provide the Employee with the funds neccessary to maintain the Employee as a member of a country club located in the Bank's market area and customarily joined by executives in the banking industry for purposes related to the business of the Bank.

                  (2) AUTOMOBILE The Bank shall provide the Employee with the use of a Bank-owned automobile. The Bank shall pay (or reimburse the Employee) for all maintenance costs related to the use of such automobile for business purposes.


4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

     (a) INVOLUNTARY TERMINATION. The Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, death or disability, termination of employment shall not prejudice the Employee's right to compensation under this Agreement, as set forth herein. In the event of Involuntary Termination, other than Termination for Cause, death or disability, or in connection with or within twelve (12) months after a Change in Control, the Employee shall be entitled to receive, as a severance benefit, his then applicable Base Salary for the then-remaining term of this Agreement, in a lump sum payment, payable within thirty days of such termination of employment.

     The term "Involuntary Termination" means termination of the employment of Employee without the Employee's express written consent, and shall include a material diminution of or interference with the Employee's duties, responsibilities and benefits including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a change in the principal workplace of the Employee to a location outside of a 30 mile radius from any office of Grinnell, as determined immediately prior to the Effective Time, (2) a material change in Employee's function, duties, or responsibilities, which change would cause Employee's position to become one of lesser responsibility, importance, or scope from the position and attributes described in Section 1 hereof, (3) liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Employee, (4) failure to re-elect or re-apppoint Employee as a Director of the Holding Company, or (5) breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (1),(2), (3), (4), or (5) of this Section 4(a), Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Employee, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Employee has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (1), (2), (3) or (4) of this Section 4(a). The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs pursuant to any of Sections 12(a) through 12(e) hereof.


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     (b)  TERMINATION FOR CAUSE.    In the event of Termination for Cause, the
Bank shall pay the Employee the Employee's salary through the date of termination, and the Bank shall have no further obligation to the Employee under this Agreement.

     The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

     (c) VOLUNTARY TERMINATION. The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Chief Executive Officer of the Bank. In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Employee's Base Salary and benefits only through the date of termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

5.   TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

     In the event of the death of the Employee during the term of employment, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the Base Salary of the Employee through the last day of the calendar month in which the Employee died.

     If during the term of employment hereunder the Employee shall become disabled or incapacitated to the extent that he is unable to perform the principal duties of his employment, he shall be entitled to receive disability benefits of the type provided for other employees of the Bank. The Bank, in its discretion, based on competent medical advice, shall determine whether Employee is and continues to be, disabled for purposes of this paragraph.

     If Employee's employment with the Bank shall terminate due to retirement on or after age 65, the Employee shall be entitled to receive from the Bank the Base Salary of the Employee through the last day of the calendar month in which the Employee retired.

6.   CHANGE IN CONTROL

     (a) Involuntary Termination. Notwithstanding any provision herein to the contrary, if the Employee's employment is involuntarily terminated (other than for cause, death or disability, or pursuant to any of Sections 12(a) - (e) hereof) in connection with or within 12 months after a Change in Control which occurs at any time during the term of employment, the Bank shall pay to the Employee in a lump sum in cash within 30 days after the date of termination of employment an amount equal to 299% of the


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Employee's "base amount" of compensation, as defined in Section 280G of the
Internal Revenue Code of 1986, as amended (the "Code").

     (b) Voluntary Termination. If the Employee voluntarily terminates his employment hereunder in connection with or within 30 days following a Change in Control which occurs at any time during the term of employment, the Employee shall be entitled to receive the payment provided by Section 6(a) hereof in the manner provided by Section 6(a) hereof.

     (c)  Definitions.    The term "Change in Control" means (1) an event of a
nature that (i) results in a change in control of the Bank or Bancorp within the meaning of the Home Owners' Loan Act of 1933 and 12 C.F.R. Part 574 as in effect on the date hereof; or (ii) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Bank or Bancorp representing 25% or more of the Bank's or Bancorp's outstanding securities; (3) individuals who are members of the board of directors of the Bank or Bancorp on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered a member of the Incumbent Board; or (4) the acquisition of a controlling influence over the management or policies of the Bank or Bancorp by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934). The term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or Bancorp. In the application of 12 C.F.R. Part 574 to a determination of a Change in Control, determinations to be made by the OTS or its Director under such regulations shall be made by the Board of Directors.

7.   CERTAIN REDUCTION OF PAYMENTS BY THE BANK.

          (a) Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by the Employee in connection with a Change in Control would be deemed to include an "excess parachute payment" pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary to avoid the payment of an excess parachute payment by the Bank.

          (b) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 36 U.S.C.
Section 1828(k) and any regulations promulgated thereunder.

8.   POST-TERMINATION OBLIGATIONS

     (a) All payments and benefits to Employee under this Agreement shall be subject to Employee's compliance with paragraph (b) of this Section 8 during the term of employment and for one (1) full year after the expiration or termination thereof.

     (b) Employee shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.


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9.   EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank, any predecessor of the Bank, or Grinnell and Employee.

10.  NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Employee and the Bank and their respective successors and assigns.

11.  MODIFICATION AND WAIVER

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

12.  REQUIRED PROVISIONS

     (a) The Bank may terminate the Employee's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Employee's right to compensation benefits under this Agreement. Employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 4 hereof.

     (b) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) (12 U.S.C. Sections 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial
Institutions Reform, Recovery and Enforcement Act of 1989 (relating to the violation of any law, unsafe or unsound practice, breach of fiduciary duty or criminal violation), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e) (12 U.S.C. Sections 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (relating to the violation of any law, unsafe or unsound practice,


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breach of fiduciary duty or criminal violation), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d)  If the Bank is in default as defined in Section 3(x) (12 U.S.C.
Section 1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (relating to the adjudication of a court or public authority pursuant to which a conservator, receiver, or other legal custodian is appointed), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) (12 U.S.C. Section 1823(c)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989; or (ii) when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

13.  SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

14.  HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Iowa, but only to the extent not superseded by federal law.

16.  ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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17.  PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by Employee pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Employee and the Bank or resolved in the Employee's favor.

18.  SUCCESSOR TO THE BANK

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

17.  CONTINGENT ON CLOSING

     The duties and obligations of the Employee and the Bank hereunder, and the relinquishment of the Employee's rights under the employment agreement between the Employee and Grinnell, are expressly conditioned on the closing of the merger between the Bank and Grinnell ("Merger"). In the event that the Merger is not consummated on the Effective Time, this Agreement shall be null and void.

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